Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiaries of the Company	Incorporated Under Laws of	Percent Owned by the Company

Old Second National Bank	United States	100%

Old Second Capital Trust I	State of Delaware	100% of the common stock

Old Second Capital Trust II	State of Delaware	100% of the common stock

Old Second Affordable Housing Fund, L.L.C.	State of Illinois	Owned by Old Second National Bank

Station I, LLC	State of Illinois	Owned by Old Second National Bank

Station II, LLC	State of Illinois	Owned by Old Second National Bank

Station III, LLC	State of Illinois	Owned by Old Second National Bank

Station IV, LLC	State of Illinois	Owned by Old Second National Bank

River Street Advisors, LLC	State of Illinois	Owned by Old Second National Bank